Exhibit 99.2

EXL Announces Appointment of Kristy Pipes to Board of Directors

NEW YORK, January 21, 2021 — ExlService Holdings, Inc. (NASDAQ: EXLS), a leading operations management and analytics company, today announced that Kristy Pipes, an executive with significant experience managing global financial companies, has been appointed to the Company’s Board of Directors as an independent director effective January 19, 2021. Ms. Pipes is a financial expert and will be a member of the Board’s Audit Committee and the Board’s Compensation Committee.

“EXL will greatly benefit from Kristy’s financial expertise and operational experience as the former CFO of Deloitte’s Consulting business, a leader in digital transformation,” said Garen Staglin, Chairman of the Board of EXL. “We look forward to the addition of Kristy to our Board and to her insights and contributions to our Board matters and strategy development.”

Rohit Kapoor, Vice Chairman and Chief Executive Officer of EXL, said, “We are excited to welcome Kristy to our Board of Directors. Her experience as part of the senior executive leadership team at Deloitte Consulting that successfully grew their business to $10 billion in revenues is particularly relevant as EXL looks to rapidly scale up our business. As an indispensable partner for data-led organizations, Kristy’s understanding of cloud-based service offerings, artificial intelligence and data will be a tremendous asset.”

Ms. Pipes noted that she was “looking forward to working with Garen, Rohit, my fellow Board members and the talented senior management team at EXL. I have been very impressed with EXL’s business model and its ability to continuously adapt and serve the needs of its clients over the last 20 plus years. I look forward to bringing my experience to the Board and helping guide the growth of EXL.”

Ms. Pipes was, until her retirement in April 2019, the Chief Financial Officer and member of the Management Committee of Deloitte Consulting LLP, a $10 billion firm and the largest business unit within the broader U.S. Deloitte Firm. She led an organization of 1,400 finance professionals spanning operations across the U.S., India, Germany, and Mexico.  Prior to joining Deloitte in 1999, Ms. Pipes was Vice President and Manager, Finance Division, at Transamerica Life Companies and Senior Vice President and Chief of Staff for the President and Chief Executive Officer (among other senior management positions) at First Interstate Bank of California.

She currently serves on two other public company boards: PS Business Parks, Inc. (NYSE: PSB), where she is an Independent Director and Chair of the Audit Committee and a member of its Nominating/Corporate Governance Committee, and Public Storage (NYSE: PSA), where she is an Independent Director and Chair of the Audit Committee and a member of its Nominating/Corporate Governance Committee.

Ms. Pipes has an MBA from the UCLA Anderson School of Management and graduated from UCLA with a BA in Economics.

About ExlService Holdings, Inc.

EXL (NASDAQ: EXLS) is a leading operations management and analytics company that helps our clients build and grow sustainable businesses. By orchestrating our domain expertise, data, analytics and digital technology, we look deeper to design and manage agile, customer-centric operating models to improve global operations, drive profitability, enhance customer satisfaction, increase data-driven insights, and manage risk and compliance. Headquartered in New York, EXL has approximately 31,800 professionals in locations throughout the United States, the UK, Europe, India, the Philippines, Colombia, Australia and South Africa. EXL serves multiple industries including insurance, healthcare, banking and financial services, utilities, travel, transportation and logistics, media and retail, among others. For more information, visit www.exlservice.com.

Media Contact:

Michael Sherrill

Vice President Marketing

646-419-0778

michael.sherrill@exlservice.com

Investor contact:

Steven N. Barlow

Vice President Investor Relations

917-596-7684

steven.barlow@exlservice.com